UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SD

Specialized Disclosure Report

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

3000 Tannery Way Santa Clara, California	95054
(Address of principal executive office)	(Zip Code)

Dipak Golechha

Chief Financial Officer

(408) 753-4000

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _______.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of Palo Alto Networks, Inc.’s Conflict Minerals Report for the reporting period January 1, 2025 to December 31, 2025 is attached hereto as Exhibit 1.01 and is publicly available at https://investors.paloaltonetworks.com/governance/governance-documents*.

Item 1.02 Exhibits

The Conflict Minerals Report required by Item 1.01 of this Form SD is filed as Exhibit 1.01 to this Form SD.

Section 3 - Exhibits

Item 3.01 Exhibits

Exhibit 1.01	Conflict Minerals Report for the reporting period January 1, 2025 to December 31, 2025 as required by Items 1.01 and 1.02 of this Form SD.

*

The reference to Palo Alto Networks, Inc.’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD or the Conflict Minerals Report, nor deemed filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 27, 2026

PALO ALTO NETWORKS, INC.

By:	/s/ Dipak Golechha
Dipak Golechha
Chief Financial Officer